Schedule 14C Information

Information Statement Pursuant to
Section 14(c) of the Securities Exchange Act of 1934

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TIFF INVESTMENT PROGRAM, INC.
(Name of Registrant as Specified in Its Charter)

____________________________________________________
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TIFF INVESTMENT PROGRAM, INC.

Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, Pennsylvania  19428
_____________

TIFF Multi-Asset Fund
____________

INFORMATION STATEMENT
December 23, 2008

This Information Statement is being furnished to all persons owning shares (“members”) of TIFF Multi-Asset Fund (“Multi-Asset Fund” or the “Fund”), a series of TIFF Investment Program, Inc. (“TIP”), to provide members with information regarding an amended and restated fee schedule, which is Schedule I to the amended and restated money manager agreement dated July 1, 2007 (the “money manager agreement”) between TIP and Marathon Asset Management, LLP (“Marathon”).  This Information Statement explains why the board of directors of TIP (the “Board” or the “directors”) approved TIP’s amendment to the fee schedule with Marathon with respect to Multi-Asset Fund and describes generally the terms of the amended fee schedule.

This Information Statement is being delivered to members of record as of December 15, 2008 on or about December 23, 2008.

The Fund is providing this Information Statement solely for your information as required by an exemptive order issued by the Securities and Exchange Commission (the “SEC”), as described herein.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement consists of two parts:

PART I contains information relating to the Fund, the money manager agreement with Marathon, and the multi-manager method employed by TIP and its Adviser, TIFF Advisory Services, Inc. (“TAS” or the “Adviser”).

PART II contains information about TIP, TAS, Marathon, certain brokerage, and other miscellaneous matters.

I.	MONEY MANAGER AGREEMENT BETWEEN TIP AND MARATHON

Multi-Asset Fund operates in large part on a “multi-manager” basis, which means that its assets are divided into multiple segments, each managed by a different money management firm as money managers to TIP, supervised by TAS.  TAS is responsible for determining the appropriate manner in which to allocate assets among money managers, including recommending new money managers or new allocations to existing money managers, to the TIP Board.  There is no pre-specified target allocation by money manager.  Marathon manages a segment of Multi-Asset Fund pursuant to the money manager agreement.

The Board approved the amended and restated fee schedule to the money manager agreement at a meeting held on October 31, 2008 and approved a second restatement of the amended fee schedule at a meeting held on December 10, 2008 (together, the “amended fee schedule”).  The amended fee schedule establishes a new fee schedule respecting an additional allocation of assets to be managed by Marathon, effective on or after October 31, 2008 (the “newly allocated assets”).  The fee for assets allocated to and managed by Marathon prior to October 31, 2008 (the “previously allocated assets”) was not changed.  All other terms and conditions of the money manager agreement with Marathon with respect to its management of assets of Multi-Asset Fund also were unchanged.

In general, a mutual fund cannot enter into new advisory agreements or materially amend existing advisory agreements unless the members of that mutual fund vote to approve the agreements.  The Fund, however, has entered into the amended fee schedule without member action pursuant to an exemptive order issued by the SEC (the “Exemptive Order”).  The Exemptive Order permits TAS and the TIP funds, subject to board approval, to enter into and materially amend contracts with money managers not affiliated with TAS without seeking or receiving member approval of those contracts.  The Exemptive Order does not apply to the advisory agreements with TIP’s investment adviser, TAS, or any amendments to such agreements.  This Information Statement is being provided to all members of the Fund to provide information relating to the amended fee schedule as required by one of the conditions of the Exemptive Order.

Description of the Advisory Agreement

TAS acts as adviser to the Fund pursuant to an advisory agreement dated March 31, 1995, as amended (the “Advisory Agreement”).  The directors of TIP initially approved the Advisory Agreement at a meeting held on September 13, 1994, and last approved the continuance of the Advisory Agreement at a meeting held on June 16, 2008.  The Advisory Agreement was last approved by the members of the Fund by written action of the sole member on March 30, 1995.  The purpose of submission of the Advisory Agreement to the sole member was to seek initial approval of the Advisory Agreement prior to the Fund’s commencement of operations.  Under the Advisory Agreement, TAS manages the investment program of the Fund and performs such duties as the Board and TAS agree are appropriate to support and enhance the investment program of the Fund.  The Advisory Agreement provides that TAS will seek to achieve the Fund’s investment and performance objectives by identifying and recommending to the Board independent money managers for the Fund, managing and allocating cash among asset classes and money managers, as applicable, monitoring the money managers’ and the Fund’s performance and employing certain risk management and other techniques.

Under the Advisory Agreement, the Fund pays TAS on a monthly basis an annualized fee of 0.20% on the first $500 million of the average daily net assets of the Fund; 0.18% on the next $500 million; 0.15% on the next $500 million; 0.13% on the next $500 million; 0.11% on the next $500 million; and 0.09% on assets exceeding $2.5 billion.  For the fiscal year ended December 31, 2007, the Fund paid TAS for its services to the Fund under the Advisory Agreement advisory fees of $3,307,718.  The Fund paid directly to the Fund’s money managers management fees of $5,188,733.

The Amendment to the Fee Schedule for Multi-Asset Fund

Multi-Asset Fund has engaged eight independent money managers, including Marathon, and TAS to oversee the Multi-Asset Fund’s investment decisions.  The directors initially approved the money manager agreement with Marathon at a meeting held on June 9, 2003.  The Board last approved the continuance of the money manager agreement at a meeting held on June 16, 2008.

At a meeting held on October 31, 2008 and at a subsequent meeting held on December 10, 2008, the directors, including the directors who are not “interested persons” (the “independent directors”) of TIP, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved the amended fee schedule to the money manager agreement pursuant to which Marathon will be compensated for the previously allocated assets separately from the newly allocated assets.  The amended fee schedule to the money manager agreement is described below.

TAS recommended that the Board approve the amended fee schedule in connection with the opportunity to place the newly allocated assets under Marathon’s management.  Marathon closed to new clients in 2005 and re-opened on a limited basis in 2008.  Generally, fee arrangements following the limited re-opening differed from those in effect prior to the closing.  Marathon agreed to accept the newly allocated assets from the Fund subject to negotiation of its fee for managing the newly allocated assets.  In TAS’s view, (i) it was in the best interest of Multi-Asset Fund’s members to allocate additional assets to Marathon due to the potential for favorable future performance based on TAS’s understanding of Marathon’s style and strategies, and the prior performance generated for the Fund by Marathon since the Fund’s initial investment with Marathon in June 2003; and (ii) although the fee schedule applicable to the newly allocated assets under the amended fee schedule differs from the fee schedule applicable to the previously allocated assets, and is likely in many circumstances to result in a fee payable to Marathon that is higher than the fees payable under the fee schedule applicable to the previously allocated assets, the amended fee schedule is reasonable in light of the extent and quality of services to be provided and potential for favorable returns to be generated.  One different and attractive feature of the amended fee schedule applicable to the newly allocated assets is the rolling sixty calendar month measurement period used to determine the performance fee.

After analyzing information deemed relevant and the potential impact on the Fund, TAS recommended to the directors that the Board approve the amended fee schedule for the Fund in order to enable the Fund to allocate additional assets to Marathon.  Upon the recommendation of TAS, and after considering a variety of factors (as described below under “Consideration of Amended Fee Schedule by the Board”), the directors voted on October 31, 2008 and December 10, 2008 to approve the amended fee schedule to the money manager agreement.

Consideration of Amended Fee Schedule by the Board

In considering the amended fee schedule, the directors noted that in connection with their annual review of TIP’s advisory arrangements and fees (the “Annual Review”), on June 16, 2008, they had approved the continuation of the money manager agreement between Multi-Asset Fund and Marathon for another one-year term commencing July 1, 2008.  In connection with the Annual Review, the Board had requested and considered a wide range of information of the type they regularly consider when determining whether to continue the Fund’s money manager agreements as in effect from year to year.  A discussion of the Board’s consideration of the Fund’s money manager agreements was included in TIP’s semi-annual report for the period ended June 30, 2008.

In approving the amended fee schedule to the money manager agreement at the October 31, 2008 and December 10, 2008 meetings, the directors considered the information provided and the factors to be considered in connection with the review of the money manager agreement at the Annual Review, as well as such other information they deemed appropriate.  TAS advised the Board that the information presented in connection with the Board’s consideration and approval of the continuance of the money manager agreement for Marathon at the Annual Review had not changed in any material respect and that the Board’s findings regarding the continuance of the money manager agreement were still applicable.  In considering the amended fee schedule, the Board noted that TAS, the Fund’s adviser, had recommended the approval of the amended fee schedule, having concluded it would be in the best interest of the Fund to do so.  The Board also considered additional information provided by TAS and Marathon.

The Board considered operational and investment matters applicable to Marathon resulting from the proposed additional asset allocation and considered how the amended fee schedule addressed those issues.  The Board considered the revised fee structure in light of the potential benefits of increasing the allocation of Multi-Asset Fund assets to Marathon.  The Board’s evaluation of the services provided by Marathon took into account the Board’s knowledge of and familiarity with Marathon gained as Board members, including the scope and quality of Marathon’s investment management capabilities.  Following extensive discussion, the Board concluded that, overall, it was satisfied with the nature, extent, and quality of the services currently being provided by Marathon under the money manager agreement and that the amended fee schedule was in the best interests of Multi-Asset Fund members.

After carefully considering the information summarized above and other factors deemed to be relevant, the directors, including the independent directors, unanimously voted to approve the amended fee schedule to the money manager agreement for the Fund.  Prior to a vote being taken to approve the amended fee schedule to the money manager arrangement for Multi-Asset Fund, the independent directors met separately in executive session to discuss the appropriateness of the amended fee schedule.  In certain of their deliberations with respect to these matters, the independent directors were advised by their independent legal counsel.  The independent directors weighed the foregoing matters in light of the advice given to them by their independent legal counsel as to the law applicable to the review of investment advisory contracts.  The independent directors concluded the amended fee schedule to the money manager agreement was reasonable, fair, and in the best interests of the Multi-Asset Fund and its members, and that the fees provided in such amended fee schedule were fair and reasonable.

Description of the Amended Fee Schedule

The amended fee schedule to the money manager agreement is included as Appendix A to this Information Statement.  The following description of the amended fee schedule is qualified in its entirety by reference to the full text of Schedule I as set forth in Appendix A.

The amended fee schedule provides that Marathon will continue to be paid pursuant to the fee arrangement previously in place with respect to the previously allocated assets.  The previously allocated assets are managed pursuant to a performance-based fee, which entails a floor of 15 basis points, a cap of 160 basis points, and a fulcrum fee of 88 basis points.  Marathon must generate a return for the Fund that is 424 basis points over the return of the MSCI All Country World Index (the “Index”) in order to receive the fulcrum fee.

The newly allocated assets are managed pursuant to a combination asset-based fee and performance fee structure.  The newly allocated assets are subject to an asset-based fee of 35 basis points per annum, payable monthly, plus a performance fee, payable annually, that provides that Marathon will receive 20% of the amount by which the annualized return generated by Marathon for the Fund exceeds the annualized return of the Index, measured over a rolling sixty (60) month period, multiplied by the average daily net asset value of the newly allocated assets over the same period.  During the first five years after the funding of the newly allocated assets, the performance fee is similarly structured, with the measurement periods starting at the funding date and running through each annual calculation date.  Any assets withdrawn by the Fund from Marathon, for whatever purpose, will be from the newly allocated assets first.

Additional Fee Information

The following table summarizes the actual expenses of Multi-Asset Fund during 2007 and also shows an estimate of what the 2007 expenses would have been had the amended fee schedule been in effect and had Marathon managed the newly allocated assets from January 1, 2007, based upon the performance achieved by Marathon with respect to the previously allocated assets during that time period.

Multi-Asset Fund	2007 Actual Expenses	Pro Forma Expenses for 2007
Shareholder Fees (paid directly from the shareholder’s investment)

Sales Loads	None	None

Transaction Charges Paid to Fund [a]
Entry Fees on Purchases	0.50%	0.50%
Exit Fees on Redemptions	0.50%	0.50%

Annual Operating Expenses (expenses that are deducted from Fund assets)

Management Fees [b]	0.42%	0.48%
TAS	0.16%	0.16%
Money Managers	0.26%	0.32%

Other Expenses [c]	0.28%	0.28%

Acquired Fund Fees and Expenses [d]	1.26%	1.26%

Total	1.96%	2.02%

[a]
Entry and Exit Fees. While the Fund is no-load and does not charge sales commissions, the Fund assesses entry and exit fees as set forth in the above table, expressed as a percentage of the purchase or redemption amount.

[b]
Management Fees. The management fees listed above include advisory fees and fees of those money managers that manage separate accounts on behalf of the Fund.  Many of the money managers have performance-based fee schedules and therefore these fees will vary over time depending on the performance achieved by the money managers.  These fees are deducted from Fund assets and are expressed as a percentage of average net assets.

[c]
Other Expenses. This category includes administration fees, custody fees, interest expense, legal and audit fees, and other miscellaneous Fund expenses.  These expenses are deducted from Fund assets and are expressed as a percentage of average net assets.  Excluding interest expense and dividends paid on securities sold short, other expenses incurred by Multi-Asset Fund were 0.18%.

[d]
Acquired Fund Fees and Expenses. This category represents the approximate fees and expenses indirectly incurred by the Fund as a result of the Fund’s investment in the securities of the commingled investment vehicles (“CIVs”).  The total expenses attributable to the CIVs, which are reﬂected as a reduction in the CIVs’ gross returns, may differ signiﬁcantly from period to period due to the variability of incentive fees. Excluding interest expense and dividends paid on securities sold short by the CIVs, Acquired Fund Fees and Expenses indirectly incurred by Multi-Asset Fund were 0.85%.

During 2007, the aggregate money management fee paid to Marathon by Multi-Asset Fund was $2,733,091.  Had Marathon managed the newly allocated assets in addition to the previously allocated assets during 2007, the money management fee paid to Marathon by Multi-Asset Fund would have been approximately $4,032,283, which is an increase of 47.5%.  Of the $4,032,283 money management pro forma fee that would have been paid to Marathon, $2,733,091 represents the fee that was paid on the previously allocated assets, and $400,138 and $899,054 represent the asset-based fee and the performance-based fee, respectively, that would have been paid on the newly allocated assets.

Cost of Investing Example

This example is intended to help members compare the cost of investing in the Fund with the cost of investing in other mutual funds.  In calculating the example, the actual expenses of Multi-Asset Fund during 2007 are used, as is the estimate of what 2007 expenses would have been had the newly allocated assets been managed by Marathon as money manager for Multi-Asset Fund under the amended fee schedule, as shown in the expense table above.  The actual and pro forma examples assume that a member invests $10,000 in the Fund for the time periods indicated.  The examples also assume that the investment has a 5% return each year, the Fund’s operating expenses remain the same based upon the expenses as shown in the fee table, and all dividends and distributions are reinvested.  Entry fees are reﬂected in both scenarios and exit fees are reﬂected in the rows labeled ‘‘With redemption at end of period.’’  Actual costs may be higher or lower.

Expenses per $10,000 Investment

Multi-Asset Fund	2007 Actual	Pro Forma for 2007
One Year
With redemption at end of period	$299	$305
No redemption at end of period	$248	$254

Three Years
With redemption at end of period	$717	$735
No redemption at end of period	$662	$680

Five Years
With redemption at end of period	$1,160	$1,190
No redemption at end of period	$1,102	$1,133

Ten Years
With redemption at end of period	$2,391	$2,453
No redemption at end of period	$2,324	$2,386

II.           OTHER INFORMATION

Information about TIP

TIP is a no-load, open-end management investment company that seeks to improve the net investment returns of its members by making available to them a series of investment vehicles, each with its own investment objective and policies.  TIP was incorporated under Maryland law on December 23, 1993, and consists of four mutual funds at present:  TIFF Multi-Asset Fund, TIFF International Equity Fund, TIFF US Equity Fund, and TIFF Short-Term Fund.  The mutual funds are available primarily to foundations, endowments, other 501(c)(3) organizations, and certain other non-profit organizations.

Information about TAS

TAS is the investment adviser to the TIP mutual fund family (the “funds”).  TAS’s principal offices are at Four Tower Bridge, 200 Barr Harbor Drive, Suite 100, West Conshohocken, PA 19428.  TAS seeks to achieve the funds’ investment and performance objectives in large part by identifying and recommending to the Board independent money managers for each of the funds, managing and allocating cash among asset classes and money managers, as applicable, monitoring the money managers’ and funds’ performance, and employing certain risk management and other techniques.  The money managers are responsible for day-to-day investment decisions for that portion of the funds’ assets allocated to them.  Each money manager specializes in a particular market sector or utilizes a particular investment style.  A money management firm may serve as a money manager to more than one of the funds.  For all funds, TAS may invest a substantial portion of the funds’ assets in futures contracts, derivative investments, duration investments, and other securities and financial instruments in accordance with each fund’s objective, policies, and restrictions.

Information about Marathon

Marathon is located at Orion House, 5 Upper St. Martin’s Lane, London, England WC2H 9EA.  As of November 30, 2008, Marathon had responsibility for approximately $28.1 billion in assets under management.  Jeremy J. Hosking (Director) has been a portfolio manager with Marathon since 1986 and has managed assets for the Fund since 2003.  Neil Ostrer (Director) has been a portfolio manager with Marathon since 1986 and has managed assets for the Fund since 2003.  William Arah (Director) has been a portfolio manager with Marathon since 1987 and has managed assets for the Fund since 2003.  Charles Carter (Portfolio Manager) has been employed by Marathon since 1999 and has managed assets for the Fund since 2007.

Marathon is controlled by William Arah, Jeremy Hosking and Neil Ostrer, each of whom is a partner in Marathon and has voting control over 26.7%, 26.7%, and 26.7%, respectively.  The remaining 19.9% of voting control is held by Marathon Asset Management Services, Ltd., which is indirectly controlled or held by or for the benefit of Messrs. Arah, Hosking and Ostrer, with each indirectly controlling 31.5%, 31.5%, and 31.5%, respectively, of such entity.  Messrs. Arah, Hosking, and Ostrer and Marathon Asset Management Services, Ltd. are located at Orion House, 5 Upper St. Martin’s Lane, London, England WC2H 9EA.

Marathon is not an investment adviser to other registered investment companies with a similar investment objective to the segment of Multi-Asset Fund managed by Marathon.

The following persons are officers and control persons of Marathon and are located at Orion House, 5 Upper St. Martin’s Lane, London, England WC2H 9EA:

William Arah, Partner                                                   Neil Ostrer, Partner
Jeremy J. Hosking, Partner

Certain Brokerage Matters

When selecting brokers or dealers, TAS and the money managers are authorized to consider the “brokerage and research services,” as defined in Section 28(e) of the Securities Exchange Act of 1934, provided to TIP’s funds, to TAS, or to the money manager.  TAS and the money managers may cause TIP’s funds to pay a commission to a broker or dealer who provides such brokerage and research services which is in excess of the commission another broker or dealer would have charged for effecting the transaction.  TIP, TAS, or the money manager, as appropriate, must determine in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided.  Reasonableness will be viewed in terms of that particular transaction or in terms of all the accounts over which TAS or the money manager exercises investment discretion.

Interests of Directors and Officers of the Fund

To the knowledge of the Fund, no directors or officers of TIP, nor their immediate family members, have any substantial interest, direct or indirect, by security holdings or otherwise, in the amended fee schedule or money manager agreement with Marathon.  No director or officer, nor their immediate family members, owned (beneficially or of record), purchased or sold securities of Marathon,  or of any entity (other than a registered investment company) directly or indirectly controlling, controlled by, or under common control with Marathon, during the period since January 1, 2007.  No director or officer of the Fund is an officer, employee, director, general partner or shareholder of Marathon.

Information Regarding the Service Providers to the Funds

Custodian, Administrator, Fund Accounting Agent, Transfer Agent, Registrar, and Dividend Disbursing Agent.  State Street Bank and Trust Company (“State Street”), One Lincoln Street, Boston, MA 02111-2900, serves as the custodian of TIP’s assets as well as its administrator, fund accounting agent, transfer agent, registrar, and dividend disbursing agent.  As custodian, State Street may employ sub-custodians outside the United States.

Other Administrative Services.  Vastardis Fund Services, LLC provides certain administrative services to TIP.  Vastardis Fund Services LLC is located at 41 Madison Avenue, 30th Floor, New York, NY 10010.

Distributor.  Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI 53202 serves as the distributor of TIP’s shares.

Outstanding Shares and Significant Shareholders

As of December 15, 2008, the Fund had the following number of shares outstanding:

Title of Class	Number of Shares Outstanding and Entitled to Vote*
Multi-Asset Fund	175,173,231.535 shares
* Each dollar of net asset value is entitled to one vote.

As of December 15, 2008, there were no members that owned of record or beneficially 5% or more of the shares of common stock of the Fund.

The TIP funds are designed primarily for foundations, endowments, other 501(c)(3) organizations, and certain other non-profit organizations.  Accordingly, as of December 15, 2008, the directors and officers of TIP as a group owned less than 1% of the outstanding shares of the Fund.

Annual and Semi-Annual Reports

The Multi-Asset Fund’s annual report for the fiscal year ended December 31, 2007, and semi-annual report for the period ended June 30, 2008, were previously distributed to members.  The Multi-Asset Fund will furnish, without charge, an additional copy of its annual or semi-annual report for the fiscal year ended December 31, 2007, or semi-annual period ended June 30, 2008, to any member requesting such reports.  An additional copy of the annual and semi-annual report may be obtained, without charge, by contacting TIP by mail, telephone or email using the contact information below or visiting the Securities and Exchange Commission’s website at www.sec.gov.

Four Tower Bridge
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA 19428
1-800-984-0084
www.tiff.org

Electronic mail inquiries: Services offered by TIFF: info@tiff.org
Member-specific account data: memberservices@tiff.org

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Appendix A

Second Amended and Restated Schedule I
Dated as of December 10, 2008

to the

Amended and Restated Money Manager Agreement
Dated as of July 1, 2007
between
Marathon Asset Management, LLP and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund

Pursuant to Section 11 of the Amended and Restated Money Manager Agreement between Marathon Asset Management, LLP (“Marathon”), and TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund, dated as of July 1, 2007 (the “Agreement”), the parties hereto, intending to be legally bound, hereby agree that, effective as of December 10, 2008, or such later date as the parties may mutually agree, Schedule I of the Agreement shall be amended and replaced in its entirety with the Schedule I set forth below.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Schedule I
Fee Calculation

At or about October 31, 2008, the Fund placed additional assets with the Manager and the Manager agreed to provide investment management services with respect to such additional assets, which assets, together with the Fund’s assets managed by the Manager prior to the Effective Date (as defined below), constitute the Managed Assets.  Solely for purposes of calculating the fees payable to the Manager pursuant to this Amended and Restated Schedule I, the Managed Assets managed by the Manager prior to the Effective Date shall be referred to herein as Sub-Account I Managed Assets and the Managed Assets placed with the Manager on the Effective Date (and any additions thereto) shall be referred to herein as Sub-Account II Managed Assets.  Any Managed Assets that the Fund withdraws from the Manager after the Effective Date shall be withdrawn first from the Sub-Account II Managed Assets and after a complete withdrawal of Sub-Account II Managed Assets then from the Sub-Account I Managed Assets.  Any additional assets placed with the Manager after the Effective Date shall be added to Sub-Account II Managed Assets and shall be subject to the same fee schedule applicable to the Sub-Account II Managed Assets.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee with respect to the Sub-Account I Managed Assets and a fee with respect to the Sub-Account II Managed Assets, as set forth below.

Fee Calculation with respect to Sub-Account I Managed Assets:  With respect to the Sub-Account I Managed Assets, the Fund will pay to the Manager a fee applied to the average daily net assets of the Sub-Account I Managed Assets as provided in section 6(a) of the Agreement according to the following formula:

Fee = 40 basis points + [0.167 x (Excess Return – 140 basis points)] subject to a floor of 15 basis points and a cap of 160 basis points.

The Fund shall provide to the Manager each month the results of the average daily net assets calculation for the immediately preceding month and, unless promptly deemed unreasonable by the Manager, such average daily net assets shall be used for the purposes of calculating the fees with respect to Sub-Account I Managed Assets.  In the event that Marathon objects to the average daily net assets calculation, the parties agree to work together to determine the correct calculation.

Fee Calculation with respect to Sub-Account II Managed Assets:  With respect to the Sub-Account II Managed Assets, the Fund will pay to the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.   For purposes of calculating the fees payable to the Manager with respect to the Sub-Account II Managed Assets, the provisions of section 6(a) of the Agreement shall not apply.

Definitions related to Fee Calculations with respect to Sub-Account II Managed Assets

Average Net Assets: The net asset value of the Sub-Account II Managed Assets shall initially be equal to the value of such assets placed with the Manager as of the close of the Fund’s business on the Effective Date, computed as described in the Funds’ Registration Statement, and shall thereafter be adjusted to reflect the daily change in the value of the Managed Assets and cash flows, if any, including withdrawals from or additions to Sub-Account II Managed Assets by the Fund and payment of the following expenses: the Investment Management Fee, the Performance Based Fee, custodian transaction charges, such legal costs and expenses paid directly by the Fund or reimbursed to the Manager (pursuant to section 6(b) of the Agreement as (i) “other costs of securities transactions to which the Fund is a party” and (ii) “non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund”) and incurred in association with the acquisition or disposition of securities for the Sub-Account II Managed Assets or the defense of legal rights with respect to securities in the Sub-Account II Managed Assets).  Average Net Assets means the average of the daily net asset values of the Sub-Account II Managed Assets for the applicable period.   The Fund shall provide to the Manager each month the results of the Average Net Assets calculation for the immediately preceding month and, unless promptly deemed unreasonable by the Manager, such Average Net Assets shall be used for the purposes of calculating the fees with respect to Sub-Account II Managed Assets.  In the event that Marathon objects to the Average Net Assets calculation, the parties agree to work together to determine the correct calculation.

Effective Date:  The Effective Date is October 31, 2008.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Sub-Account II Managed Assets during the applicable period, calculated geometrically, and the annualized performance of the Morgan Stanley Capital International All Country World Index (net) during the same period, calculated geometrically.

Final Performance Period:  With respect to any withdrawal of Sub-Account II Managed Assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Effective Date through the date of the complete withdrawal of the Sub-Account II Managed Assets from the Manager.  With respect to any withdrawal of Sub-Account II Managed Assets by the Fund during the Post-Transitional Period, the Final Performance Period shall be the period that is 60 full calendar months prior to the date of the complete withdrawal of the Sub-Account II Managed Assets from the Manager plus the partial month through such withdrawal date.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Transitional Period:  The Transitional Period shall commence on the Effective Date and shall end on the last day of the calendar month in which a full 60 months of performance has been achieved.

Investment Management Fee with respect to Sub-Account II Managed Assets:  The Fund will pay the Manager an asset based fee of 35 basis points (0.35%) per annum, calculated monthly as of the last day of the calendar month based on the Average Net Assets of the Sub-Account II Managed Assets for the month to which the fee relates.  The Investment Management Fee will be paid by the tenth business day of the following month and will be pro-rated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee with respect to Sub-Account II Managed Assets:  For each period and upon a complete withdrawal of the Sub-Account II Managed Assets, the Performance Based Fee shall be the higher of zero and the amount determined using the applicable formula set forth below.  The Performance Based Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Sub-Account II Managed Assets, in the month that follows such withdrawal.

Performance Based Fee with respect to Sub-Account II Managed Assets—Transitional Period:

Period 1 (commences on the Effective Date and ends on the last day of the 12th full calendar month after the Effective Date):  Period 1 Excess Return x 20% x Period 1 Average Net Assets.

Period 2 (commences on the Effective Date and ends on the last day of the 24th full calendar month after the Effective Date):  (2 x Period 2 Excess Return x 20% x Period 2 Average Net Assets) – Performance Based Fee paid to-date.

Period 3 (commences on the Effective Date and ends on the last day of the 36th full calendar month after the Effective Date):  (3 x Period 3 Excess Return x 20% x Period 3 Average Net Assets) – Performance Based Fee paid to-date.

Period 4 (commences on the Effective Date and ends on the last day of the 48th full calendar month after the Effective Date):  (4 x Period 4 Excess Return x 20% x Period 4 Average Net Assets) – Performance Based Fee paid to-date.

Period 5 (commences on the Effective Date and ends on the last day of the 60th full calendar month after the Effective Date):  (5 x Period 5 Excess Return x 20% x Period 5 Average Net Assets) – Performance Based Fee paid to-date.

Performance Based Fee with respect to Sub-Account II Managed Assets—Post-Transitional Period:

For each period: Excess Return for the 60 month period just ended x 20% x Average Net Assets for the 60 month period just ended.

Performance Based Fee with respect to Sub-Account II Managed Assets—At Complete Withdrawal of Sub-Account II Managed Assets

Final Performance Based Fee:  (Excess Return for the Final Performance Period x 20% x Average Net Assets for the Final Performance Period) x (the number of days since the end of the 60 month period to which last annual calculation of the Performance Based Fee related through the withdrawal date / 365); provided, however, that for any complete withdrawal of Sub-Account II Managed Assets during the Transitional Period, the Final Performance Based Fee shall be: (Excess Return for the Final Performance Period x 20% x Average Net Assets for the Final Performance Period) x (the number of days since the Effective Date through the withdrawal / 365).

Agreed and Accepted:		Agreed and Accepted:

TIFF Investment Program, Inc.		Marathon Asset Management, LLP
for its TIFF Multi-Asset Fund

By:	/s/Tina M. Leiter	By:	/s/ Neil Ostrer

Name: Tina M. Leiter		Name: Neil Ostrer
Title: Secretary		Title: Member